Exhibit 99.2

Contact:                 Darris Gringeri                                                      Robert Mercer                                           Investor Relations
DIRECTV Group                                                   DIRECTV, Inc.                                           (310) 964-0808
Media Relations                                                   Media Relations
(212) 205-0882                                                       (310) 964-4683

DIRECTV Holdings LLC Prices Issue of $2 Billion of New Debt

EL SEGUNDO, Calif., September 14, 2009 –  DIRECTV Holdings LLC (the “Company”), a wholly owned subsidiary of THE DIRECTV Group, Inc.  (NASDAQ: DTV), announced today the pricing of an issuance of $1 billon of 4 3/4% Senior Notes due 2014 and $1 billion of 5 7/8% Senior Notes due 2019 (together, the "Notes"). The closing of the offering is expected to occur on September 22, 2009, subject to satisfaction of customary closing conditions. The Company will receive gross proceeds of $1,989,880,000 from this offering and expects to use the net proceeds for general corporate purposes and for the repurchase of its existing 8 3/8% Senior Notes due 2013 pursuant to a tender offer announced by the Company on September 14, 2009.

The offering will be made in accordance with Rule 144A under the Securities Act of 1933, as amended, to purchasers in the United States and in accordance with Regulation S under the Securities Act to purchasers outside of the United States. The offering of the Notes has not been registered under the Securities Act, and the Notes may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

About DIRECTV Group
The DIRECTV Group, Inc. (NASDAQ:DTV) is the world’s leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, the DIRECTV Group provides digital television service to more than 18.3 million customers in the United States and over 5.9 million customers in Latin America.
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